EXHIBIT 10.13

AMAZON.COM, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

TO: <<Participant>>

     To encourage your continued service as a member of the Board of Directors of Amazon.com, Inc. (the “Company”), you have been granted this restricted stock unit award (the “Award”) pursuant to the Company’s 1997 Stock Incentive Plan (the “Plan”). The Award represents the right to receive shares of Common Stock of the Company subject to the fulfillment of the vesting conditions set forth in this agreement (this “Agreement”).

     The terms of the Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The most important terms of the Award are summarized as follows:

     1.     Award Date:

     2.     Number of Restricted Stock Units Subject to this Award:

     3.     Vesting Base Date:

     4.     Vesting Schedule: The Award will vest according to the following schedule:

Period of Participant's Continuous
Service From the	Percent of Total Award That is
Vesting Base Date	Vested

     5.     Conversion of Restricted Stock Units and Issuance of Shares. Upon each vesting of the Award (each, a “Vest Date”), one share of Common Stock shall be issuable for each restricted stock unit that vests on such Vest Date (the “Shares”), subject to the terms and provisions of the Plan and this Agreement. Thereafter, the Company will transfer such Shares to you upon satisfaction of any required tax withholding obligations. No fractional shares shall be issued under this Agreement.

     6. Termination of Service. The unvested portion of the Award will terminate automatically and be forfeited to the Company immediately and without further notice upon termination of your service as a member of the Board of Directors of the Company for any reason (including as a result of death or disability). No Shares shall be issued or issuable with respect to any portion of the Award that terminates unvested and is forfeited.

     7.     Right to Shares. You shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to you.

     8.     Taxes.

     (a)  Generally. You are ultimately liable and responsible for all taxes owed in connection with the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate your tax liability.

     (b)  Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), you must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

          (i) By Sale of Shares. Unless you choose to satisfy the Tax Withholding Obligation by some other means in accordance with clause (ii) below, your acceptance of this Award constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a whole number of Shares from those Shares issuable to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Such Shares will be sold on the day the Tax Withholding Obligation arises (e.g., a Vest Date) or as soon thereafter as practicable. You will be responsible for all broker’s fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your Tax Withholding Obligation, the Company agrees to pay such excess in cash to you as soon as practicable. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax Withholding Obligation. Accordingly, you agree to pay to the Company as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

          (ii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a Vest Date), you may elect to satisfy your Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy your Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a certified check payable to the Company, c/o Stock Administration, P.O. Box 81226, Seattle, WA 98108-1226, or such other address as the Company may from time to time direct, or (iii) such other means as the Company may establish or permit.

     (c)  Right to Retain Shares. The Company may refuse to issue any Shares to you until you satisfy the Tax Withholding Obligation. To the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary payable to you, Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

     9.     Registration. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to the Award. The Company intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, you will not be able to transfer or sell Shares issued to you pursuant to the Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. You agree that any resale by you of the shares of Common Stock issued pursuant to the Award shall comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company shall not be obligated to either issue the Shares or permit the resale of any Shares if such issuance or resale would violate any such requirements.

     10. Limitation on Rights; No Right to Future Grants; Extraordinary Item. By entering into this Agreement and accepting the Award, you acknowledge that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Award is an extraordinary item which is outside the scope of your service contract, if any; (f) the Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the future value of the Common Stock subject to the Award is unknown and cannot be predicted with certainty, (h) neither the Plan, the Award nor the issuance of the Shares confers upon you any right to continue in the service of (or any other relationship with) the Company or any Subsidiary, and (i) the grant of the Award will not be interpreted to form an employment relationship with the Company or any Subsidiary.

     11.     Execution of Award Agreement. Please acknowledge your acceptance of the terms and conditions of the Award by signing the original of this Agreement and returning it to the Company.

Very truly yours,

AMAZON.COM, INC.

By:

Name:

Title:

ACCEPTANCE AND ACKNOWLEDGMENT

     I, a resident of                   (state, or country if other than U.S.), accept the Restricted Stock Unit Award described in this Agreement and in the Plan, and acknowledge receipt of a copy of this Agreement, the Plan and the applicable Plan Summary, and acknowledge that I have read them carefully and that I fully understand their contents.

Dated:

Taxpayer I.D. Number	<<Participant>>

Address: